EXHIBIT 99.1

Ocean Bio-Chem, Inc. Reports Record Income and Sales

>Record Second Quarter 2020 - Net Income of $ 3.5 million an increase of 242%

Diluted EPS of $0.36 compared to $0.11 ▪ 227% increase

> Record Six Month 2020 - Net income of $4.1 million an increase of 136%

Diluted EPS of $0.43 compared to $0.18 ▪ 138% increase

FORT LAUDERDALE, FL, August 10, 2020) – Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its record financial results for the second quarter and first six months of 2020.

Record second quarter 2020 net income was approximately $3.5 million compared to net income of approximately $1.0 million for the second quarter of 2019, an increase of 242.0%. Diluted net income per share was approximately $0.36 per share for the quarter, as compared to diluted net income per share of $0.11 per share in the second quarter of 2019, an increase of approximately 227.3%. For the second quarter of 2020, record net sales were approximately $15.7 million, compared to net sales of approximately $10.9 million in the second quarter of 2019, an increase of $4.8 million or 43.5%.

Record net income for the first six months of 2020 was approximately $4.1 million, a 136.5% increase compared to net income of approximately $1.7 million for the first six months of 2019. The six-month 2020 diluted net income per share was approximately $0.43 per share as compared to diluted net income per share of $0.18 for the six months of 2019, an increase of 138.9%. Net sales for the six months ended June 30, 2020 were approximately $23.5 million, an increase of approximately 17.5% compared to net sales of approximately $20.0 million for the first six months of 2019.

(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

NET SALES	$15,702	$10,945	$23,521	$20,026
PRE-TAX INCOME	$4,366	$1,294	$5,168	$2,219
NET INCOME	$3,452	$1,010	$4,079	$1,725

EPS - DILUTED	$0.36	$0.11	$0.43	$0.18

DIVIDENDS PER SHARE	$0.04	$0.00	$0.04	$0.05

Ocean Bio-Chem Chairman, President and Chief Executive Officer Peter Dornau commented: “We are pleased to announce the exceptional financial results for both the second quarter and first six months of 2020. The net income for the second quarter of 2020 of $3.45 million, almost equals the full year 2019 net income. The 2019 net income of $3.50 million was a record for the Company. The financial results for the second quarter was primarily accomplished with increased sales volume and improved gross profit percent. The Company’s gross profit percent increased to 49.1% compared to 41.3% in the same period of 2019, as a result of two major factors: First we had higher sales volume coupled with a more profitable sales mix of products. We had higher gross margin sales, in both our branded core marine products and Performacide® products positively affected the overall gross profit percent. In addition, with increased sales/production volume, the manufacturing overhead expenses were spread over the increased volume of production. Our operating income margin percent increased to 28.1% in the second quarter of 2020 compared 12.1% in the second quarter of 2019”.

Mr. Dornau concluded: “In our view the six-month financial results does not fully reflect the current financial strength of the Company. We believe that COVID-19 had a negative impact in first quarter of 2020 on the Company’s net sales because of the stay-at-home and shelter-in-place orders. The results of the second quarter are more indicative of the Company’s current financial performance. In addition, as announced last week, Performacide® production will potentially increase 33% with the additional production line. Even with the new production line we are still backordered on Performacide® product. In addition, we currently are in the development phase of designing a high-speed line in an effort to meet current and anticipated demands of Performacide®. We believe the positive sales trends of the second quarter of 2020, will continue in the third quarter of 2020, but we can provide no assurance in this regard”.

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacture, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles (RV’s), automobiles, power sports equipment, outdoor power equipment and motorcycles under the Star brite®, Star Tron®, Odor Star®, Performacide, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Star brite® and Performacide® brand names.

The Company's web sites are: www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.Performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our estimated financial performance and sales for the third quarter of 2020, increased production of Performacide®, continued strong order pace , continued improvement in gross margin percent and dollars, and increase in production capacity constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors addressed in Part I, Item 1A (“Risk Factors”) in our annual report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A(“Risk Factors”) of subsequent quarterly reports on Form 10Q.

Contacts:

Peter Dornau

President & CEO

pdornau@starbrite.com

954-587-6280

Jeff Barocas
Vice President & CFO

Jbarocas@starbrite.com

954-587-6280

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